Exhibit 99.1

FOR RELEASE:	August 2, 2021

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

SECOND QUARTER 2021 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (NASDAQ: SLCT) (the “Company”), the holding company for Select Bank & Trust Company, today reported net income for the quarter ended June 30, 2021 of $5.6 million with basic and diluted earnings per share of $0.33 and $0.32, respectively, compared to net income of $681,000 with basic and diluted earnings per share of $0.04 for the comparative quarter ended June 30, 2020. The increase in net income in the second quarter of 2021 compared to 2020 was primarily attributable to loan growth and an increase in earnings from the three additional western North Carolina branches that were acquired in April of 2020, plus an increase in non-interest income and a recovery of provision for loan losses.

Total assets, deposits, and gross loans for the Company as of June 30, 2021 were $1.9 billion, $1.6 billion, and $1.3 billion, respectively, compared to total assets of $1.6 billion, total deposits of $1.3 billion, and gross loans of $1.2 billion as of the same date in 2020.

On June 1st, 2021, the Company announced it had entered into an agreement to be acquired by First Bancorp, headquartered in Southern Pines, North Carolina, which operates 102 branches in North Carolina and South Carolina and has approximately $8.2 billion in assets. This transaction, which is subject to regulatory and shareholder approvals and the satisfaction of other customary closing conditions, is expected to close during the fourth quarter of 2021.

Comments of the Chief Executive Officer

William Hedgepeth, President and Chief Executive Officer of the Company, stated “We are pleased to announce our second quarter results are very strong, following closely with the results for the first quarter of this year. We had second quarter earnings of $5.6 million including a recovery of loan loss provision of $459,000. Total assets have grown $42.5 million this quarter and deposits grew $38.0 million during the second quarter. Gross loans declined by $9.9 million, which was primarily due to PPP loans that were forgiven. Fee income for the quarter from our mortgage and SBA departments have remained strong and increased by $77,000 over the second quarter of 2020. As always, we are focused on our net interest margin and are pleased to report it was 3.86% for the first half of 2021. Maintaining our margin at this level is challenging and was difficult to accomplish in the current interest rate environment, especially considering the effects of the COVID-19 pandemic on the economy. The strategic initiatives we have been implementing over the last several quarters are proving to be successful and are reflected in our ROAA of 1.33% and ROAE of 11.12% for the first half of 2021. We are reaping the benefits of those initiatives and the efficiencies we have gained from those efforts. Our efficiency ratio for the first half of 2021 was 59.72%.”

Hedgepeth continued, “As you can see, our asset quality numbers continue to reflect a very low level of net charge offs for our loan portfolio with past dues, nonaccruals and foreclosed real estate remaining at historically low levels for our institution as of June 30, 2021. We believe this is due to our ongoing interaction with our customers that has allowed us to work closely with them to ensure resources are available to those customers still navigating the effects of the COVID-19 pandemic. Our staff has dedicated a tremendous number of hours and has worked diligently with our customers to utilize the SBA’s PPP loan program and loan modifications as the economy continues to confront challenges associated with the pandemic. For all phases of the SBA’s PPP loan program, we originated 1,822 loans amounting to $137.1 million that assisted our communities as they dealt with this event. At the end of June 2021, we had approximately $41.5 million comprising 605 PPP loans outstanding that are in the process of being forgiven. At the height of the pandemic we granted 419 loan deferrals related to COVID-19 for $219.6 million. As of June 30, 2021, we had 8 loan deferrals related to COVID-19 totaling $2.2 million. Our allowance for loan losses was reduced slightly from year-end, but we believe it is sufficient to absorb any losses in the near future. With the rise of new variants, the country is not out of the pandemic, so we will continue to provide additional staff resources, together with an ‘all hands-on deck’ philosophy to facilitate superior customer service. We will continue to work with our customers by assisting them with any stimulus programs in the future.”

“All of our branch lobbies have remained open for business transactions while keeping the health and safety of our customers and employees as our primary objective. That will not change as we quickly address any changes related to the pandemic and remain watchful for adjustments in the economy that affect the operational activities of our customers and our branches. We will address and accommodate as needed the effects of social distancing measures, occupancy limitations and other challenges that influence how we interact with our customers. We continue to believe crafting financial solutions enables and enhances our employees’ relationships with their customers to further strengthen business partnerships during these times.”

Net Interest Income and Net Interest Margin

Net interest income was $16.0 million and $11.9 million for the second quarter of 2021 and 2020, respectively. On a comparative quarter basis, the Company’s total interest income was positively affected by increased loan balances due to branch acquisitions and organic growth. The increase in interest income was partially offset by a decreasing loan yield, an increase in securities balances at a lower yield, plus the reduction in other earning assets at a lower yield. Average total interest-earning assets were $1.7 billion and $1.4 billion in the second quarter of 2021 and 2020, respectively. The yield on those assets increased 3 basis points, from 4.22% in the second quarter of 2020 to 4.25% for the same period in 2021. This was primarily due to an increase of accretion from acquired loans which was slightly offset by lower rates on recently originated loans on a comparative quarter basis.

The Company’s average interest-bearing liabilities increased by $213.3 million, to $1.1 billion for the quarter ended June 30, 2021 from $936 million for the second quarter of 2020. Low-cost savings, NOW and money market deposits increased $292.4 million while the cost of transactional deposits decreased from 0.54% to 0.41%, or 13 basis points year over year. The cost of total deposits decreased from 0.72% in the second quarter of 2020 to 0.40% in the second quarter of 2021 primarily due to the decrease in the cost of time deposits. During the second quarter of 2021, the Company’s net interest margin was 3.85% and net interest spread was 3.66%. In the second quarter of 2020, net interest margin was 3.45% and net interest spread was 3.08%. The Company’s net interest margin year to date through June 30, 2021 was 3.86% and net interest spread was 3.65%. For the comparative six-month period ended June 30, 2020, net interest margin was 3.69% and net interest spread was 3.29%.

Provision for Loan Losses and Asset Quality

During the second quarter of 2021, the Company recorded a recovery of provision for loan losses of $459,000, based primarily on adjustments to qualitative allowance factors and improved economic performance metrics related to the economic impact of the COVID-19 pandemic. The Company granted payment extensions on approximately 8 commercial and consumer loans totaling $2.2 million related to the impact of COVID-19 for the quarter, which mature in the next 90 days.  On a comparative quarter basis, the Company recorded a provision for loan losses of $1.9 million for the second quarter of 2020, based primarily on adjustments to qualitative loan factors related to the pandemic trends in the loan portfolio presented during that quarter. In the second quarter of 2021, the Company recorded net charge-offs of $70,000 compared to net charge-offs of $492,000 in the second quarter of 2020.  These charge-offs resulted in a net charge-off rate of 0.02% of average loans for the current quarter, compared to a net charge-off rate of 0.16% in the second quarter of 2020. On a comparative year-to-date basis, the Company recorded a provision for loan losses of $4.2 million during the first six months of 2020, based primarily on adjustments to qualitative loan factors related to the pandemic trends in the loan portfolio present during that period, as compared to a recovery of loan loss provision of $1.2 million for the six months ended June 30, 2021. In the first half of 2021, the Company recorded net charge-offs of $214,000 compared to net charge-offs of $503,000 in the first half of 2020.  These charge-offs resulted in a net charge-off rate of 0.02% of average loans for year to date 2021, compared to a net charge-off rate of 0.05% for year to date 2020.

Non-interest Income

Non-interest income for the quarter ended June 30, 2021 was $1.9 million, an increase of $484,000 from $1.4 million in the second quarter of 2020. Service charges on deposit accounts totaled $239,000 for the quarter ended June 30, 2021, compared to $206,000 for the second quarter in 2020, representing a $33,000 increase on a comparative quarter basis. Other non-deposit fees and income increased $375,000 from the second quarter of 2020 to the second quarter of 2021. Fees of $268,000 from presold mortgages and $163,000 from SBA loans totaled $431,000 in the second quarter of 2021, which represented an increase from the $234,000 in mortgage fees and $121,000 in SBA fees in the second quarter of 2020.

Year to date fees of $556,000 from presold mortgages and $360,000 from SBA loans totaled $916,000 in the first half of 2021, compared to $419,000 in mortgage fees and $228,000 in SBA fees in the first half of 2020 totaling $647,000. The Company did not sell any investment securities in the second quarter of 2021 or 2020.

Non-interest Expense

Non-interest expenses increased by $519,000 to $11.0 million for the quarter ended June 30, 2021, from $10.5 million for the same period in 2020. In general, most categories of non-interest expenses increased, primarily due to an increase in expenses related to our western North Carolina branches acquired in April 2020. The following are highlights of the significant categories of non-interest expenses during the second quarter of 2021 versus the same period in 2020:

•	Personnel expenses increased $383,000 to $6.2 million, due to additional branch personnel and cost-of-living increases.
•	Occupancy expenses decreased $38,000.
•	FDIC insurance premium expense increased $186,000 due to increased assets from acquisition and growth.
•	Core deposit intangible (“CDI”) expense decreased $55,000 due to amortization.
•	Information systems increased $85,000 due to a higher number of accounts.
•	Professional fees increased by $542,000 to $993,000 due to expenses related to acquisition.
•	Other expenses increased by $104,000 due primarily to increased branches.

Non-interest expenses increased by $1.5 million to $21.2 million for the first half of 2021, from $19.7 million for the same period in 2020. In general, most categories of non-interest expenses increased, primarily due to an increase in expenses related to our western North Carolina branches acquired in April 2020. The following are highlights of the significant categories of non-interest expenses during the first half of 2021 versus the same period in 2020:

•	Personnel expenses increased $883,000 to $12.3 million, due to additional branch personnel and cost-of-living increases.
•	Occupancy expenses increased $21,000.
•	FDIC insurance premium expense increased $578,000 due to increased assets from acquisition and growth.
•	CDI expense decreased $83,000 due to amortization.
•	Information systems increased $93,000 due to higher number of accounts.
•	Merger/acquisition related expenses declined by $748,000.
•	Professional fees increased by $632,000 to $1.5 million due to expenses related to acquisition.
•	Other expenses increased by $216,000 due primarily to increased branches.

Income Taxes

The Company’s effective tax rate was 23.1% and 22.1% for the quarters ended June 30, 2021 and 2020, respectively.

Balance Sheet

Total assets at June 30, 2021 were $1.9 billion, an increase of $255.8 million from a year earlier. Gross loans at June 30, 2021 were $1.3 billion, up $82.4 million or 6.6% from a year earlier, and total deposits were $1.6 billion, an increase of $281.9 million or 21.1% from a year earlier.

Deposits (excluding brokered deposits and internet time deposits) increased 21.1% or $281.9 million as of June 30, 2021 compared to the same period in 2020. Wholesale deposits were $3.5 million at June 30, 2021 compared to $3.2 million at June 30, 2020 as the Company continues emphasizing core deposit growth. Retail core deposits were 84.7% of total deposits as of June 30, 2021.

About Select Bank & Trust Company

Select Bank & Trust has 22 full-service offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Cornelius (Charlotte area), Elizabeth City, Fayetteville, Franklin, Goldsboro, Greenville, Highlands, Holly Springs (Raleigh area), Leland, Lillington, Lumberton, Morehead City, Raleigh, Sylva and Wilmington, North Carolina; in the following South Carolina communities: Blacksburg and Rock Hill; and in Virginia Beach, Virginia. The Bank also has loan production offices in Wilson, Durham and Winston-Salem, North Carolina.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina, South Carolina, and Virginia. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar, or with names similar, to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per share. A reconciliation of tangible book value per share to book value per share is included in the tables that accompany this release.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, and expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: our ability to successfully consummate our previously announced merger with First Bancorp, including the ability to obtain required governmental and shareholder approvals of the merger on the proposed terms and schedule; the diversion of management time from core banking functions due to merger-related issues; potential difficulty in maintaining relationships with customers, associates or business partners as a result of our previously announced merger with First Bancorp; the ongoing COVID-19 pandemic and measures intended to prevent its spread, which include wide disruptions to business activity that may impact the financial strength of our borrowers; our ability to manage growth or achieve it at all; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our merger and acquisition activity (including the proposed First Bancorp merger) and branch divestures and consolidations; regulatory changes, including changes in regulatory agendas that may impact the business climate in which we operate; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; adverse economic conditions that impact our borrowers’ ability to pay their debts when due; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Additional Information About the Proposed Merger with First Bancorp and Where to Find It

This release includes statements made in respect of the proposed merger involving the Company and First Bancorp. In connection with the proposed merger, First Bancorp has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 (File No. 333-257674) that includes a joint proxy statement of First Bancorp and the Company and a prospectus of First Bancorp, as well as other relevant documents concerning the proposed merger. The definitive joint proxy statement/prospectus was mailed to the Company’s and First Bancorp’s shareholders of record on or about July 28, 2021 seeking their approval of the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF THE COMPANY AND FIRST BANCORP ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER, FIRST BANCORP AND THE COMPANY. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other filings containing information about the Company and First Bancorp at the SEC’s website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by First Bancorp on its website at http://www.localfirstbank.com and by the Company on its website at http://www.selectbank.com.

The Company, First Bancorp, and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of the Company’s and First Bancorp’s shareholders in connection with the proposed merger. Certain information regarding the interests of the directors and executive officers of the Company and First Bancorp and other persons who may be deemed participants in the solicitation of the shareholders of the Company or of First Bancorp in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, has been included in the definitive proxy statement related to the proposed merger that was filed by the Company with the SEC on July 28, 2021. Additional information about the directors and executive officers of First Bancorp and their ownership of First Bancorp common stock is set forth in the proxy statement for First Bancorp’s 2021 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 23, 2021. Additional information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the proxy statement for the Company’s 2021 Annual Meeting of Shareholders, as filed with the SEC on a Schedule 14A on April 6, 2021. Free copies of these documents may be obtained as described in the preceding paragraph or by contacting the Company’s Chief Financial Officer at (910) 897-3603.

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SELECT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
		(Dollars in thousands)
ASSETS

Cash and due from banks	$25,110	$22,533	$23,324	$25,068	$24,037
Interest-earning deposits in other banks	179,832	133,884	87,399	249,541	157,521
Certificates of deposit	250	250	-	-	-
Federal funds sold	2,731	4,966	5,364	8,046	9,726
Investment securities available for sale, at fair value	217,605	208,648	194,492	87,434	62,958
Loans held for sale	3,061	3,953	2,064	2,945	3,455
Loans	1,332,420	1,342,316	1,304,384	1,283,457	1,249,999
Allowance for loan losses	(12,658)	(13,187)	(14,108)	(13,561)	(12,054)
NET LOANS	1,319,762	1,329,129	1,290,276	1,269,896	1,237,945

Accrued interest receivable	4,844	4,991	5,110	4,486	4,400
Stock in Federal Home Loan Bank of Atlanta, at cost	862	862	1,147	3,059	3,059
Other non-marketable securities	655	655	709	718	718
Foreclosed real estate	1,675	1,968	2,172	3,237	3,561
Premises and equipment, net	19,899	20,222	20,587	20,883	20,893
Right of use lease asset	8,156	8,358	8,558	8,756	8,953
Bank owned life insurance	30,743	30,586	30,432	30,271	30,110
Goodwill	42,907	42,907	42,907	41,914	41,914
Core deposit intangible ("CDI")	1,222	1,363	1,513	1,677	1,856
Other assets	15,496	17,054	13,991	14,015	7,854
TOTAL ASSETS	$1,874,810	$1,832,329	$1,730,045	$1,771,946	$1,618,960

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	$491,265	$448,835	$395,916	$408,209	$400,098
Savings	59,243	55,184	51,843	51,629	52,597
Money market and NOW	714,234	708,172	649,677	610,275	495,609
Time	355,910	370,446	388,381	402,667	390,449
TOTAL DEPOSITS	1,620,652	1,582,637	1,485,817	1,472,780	1,338,753

Short-term debt	-	-	-	20,000	20,000
Long-term debt	12,372	12,372	12,372	37,372	37,372
Lease Liability	8,598	8,766	8,930	9,089	9,243
Accrued interest payable	154	206	246	449	457
Accrued expenses and other liabilities	11,551	15,859	7,312	18,889	1,597
TOTAL LIABILITIES	1,653,327	1,619,840	1,514,677	1,558,579	1,407,422

Shareholders' Equity
Common stock	17,229	17,227	17,507	17,787	17,863
Additional paid-in-capital	132,473	132,400	135,058	137,130	137,559
Retained earnings	72,789	67,178	60,838	56,917	54,460
Common stock issued to deferred compensation trust	(2,449)	(2,449)	(2,416)	(2,352)	(2,553)
Directors' Deferred Compensation Plan Rabbi Trust	2,449	2,449	2,416	2,352	2,553
Accumulated other comprehesive income (loss)	(1,008)	(4,316)	1,965	1,533	1,656
TOTAL SHAREHOLDERS' EQUITY	221,483	212,489	215,368	213,367	211,538

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,874,810	$1,832,329	$1,730,045	$1,771,946	$1,618,960

SELECT BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	December 31, 2020*	December 31, 2019*
			(Dollars in thousands, except for share amounts)
INTEREST INCOME
Loans	$16,700	$17,035	$17,901	$15,404	$14,086	$60,980	$54,605
Federal funds sold and interest-earning
deposits in other banks	41	25	52	54	33	307	1,838
Investments	977	920	752	367	381	1,921	2,003
TOTAL INTEREST INCOME	17,718	17,980	18,705	15,825	14,500	63,208	58,446

INTEREST EXPENSE
Money market, NOW and savings deposits	781	924	1,041	891	648	2,928	1,616
Time deposits	831	1,038	1,269	1,415	1,576	6,191	8,061
Short-term debt	16	16	131	145	141	504	62
Long-term debt	71	71	240	263	281	1,136	1,817
TOTAL INTEREST EXPENSE	1,699	2,049	2,681	2,714	2,646	10,759	11,556

NET INTEREST INCOME	16,019	15,931	16,024	13,111	11,854	52,449	46,890

PROVISION FOR (RECOVERY OF) LOAN LOSSES	(459)	(777)	400	1,638	1,933	6,244	438

NET INTEREST INCOME AFTER PROVISION
FOR (RECOVERY OF) LOAN LOSSES	16,478	16,708	15,624	11,473	9,921	46,205	46,452

NON-INTEREST INCOME
Fees on the sale of mortgages	431	485	248	517	355	1,413	753
Gain on securities	-	-	-	-	-	-	48
Service charges on deposit accounts	239	256	291	257	206	1,092	1,161
Other fees and income	1,225	941	1,002	950	850	3,615	3,457
TOTAL NON-INTEREST INCOME	1,895	1,682	1,541	1,724	1,411	6,120	5,419

NON-INTEREST EXPENSE
Personnel	6,169	6,132	5,977	5,742	5,786	23,137	20,278
Occupancy and equipment	948	990	986	1,008	986	3,911	3,695
Deposit insurance	262	380	374	370	76	808	184
Professional Fees	993	462	430	399	451	1,652	1,886
CDI amortization	140	151	164	179	195	717	825
Merger/acquisition related expenses	-	-	-	7	709	755	406
Information systems	1,057	1,046	1,049	1,043	972	4,102	3,492
Foreclosed-related expenses	208	(140)	342	228	187	762	140
Debt extinguishment	-	-	1,616	-	-	1,616	-
Other	1,244	1,175	1,193	1,091	1,140	4,487	4,234
TOTAL NON-INTEREST EXPENSE	11,021	10,196	12,131	10,067	10,502	41,947	35,140

INCOME BEFORE INCOME TAXES	7,352	8,194	5,034	3,130	830	10,378	16,731

INCOME TAXES	1,741	1,854	1,113	673	149	2,215	3,696
NET INCOME	$5,611	$6,340	$3,921	$2,457	$681	$8,163	$13,035
NET INCOME PER COMMON SHARE OUTSTANDING
Basic	$0.33	$0.36	$0.22	$0.14	$0.04	$0.46	$0.69
Diluted	$0.32	$0.36	$0.22	$0.14	$0.04	$0.45	$0.68

WEIGHTED AVERAGE COMMON
Basic Outstanding Shares	17,227,689	17,386,715	17,637,540	17,847,913	18,013,863	17,937,596	19,016,808
Diluted Outstanding Shares	17,227,578	17,415,680	17,661,922	17,866,822	18,030,136	17,961,258	19,063,237

* Audited

Select Bancorp, Inc.

Asset quality

	For Periods Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	December 31, 2020	December 31, 2019
	(Dollars in thousands, except for share amounts, unaudited)
Non-accrual loans	$6,771	$6,095	$6,790	$7,695	$7,979	$6,790	$5,941
Accruing TDRs	4,075	2,217	7,506	6,044	6,420	7,506	6,207
Total non-performing loans	10,846	8,312	14,296	13,739	14,399	14,296	12,148
Foreclosed real estate	1,675	1,968	2,172	3,237	3,561	2,172	3,533
Total non-performing assets	$12,521	$10,280	$16,468	$16,976	$17,960	$16,468	$15,681

Accruing loans past due 90 days or more	$1,682	$1,673	$802	$1,548	$1,326	$802	$1,231
Allowance for loan losses	$12,658	$13,187	$14,108	$13,561	$12,054	$14,108	$8,324

Allowance for loans to period end loans	0.95%	0.98%	1.08%	1.06%	0.96%	1.08%	0.81%
Non-performing loans & accruing loans past
due 90 days or more to period ending loans	0.94%	0.74%	1.16%	1.19%	1.26%	1.16%	1.30%
Non-performing loans to period ending loans	0.95%	0.62%	1.10%	1.07%	1.15%	1.10%	1.18%
Allowance for loans to non-performing loans	117%	159%	99%	99%	84%	99%	69%
Allowance for loans to non-performing Assets	101%	128%	86%	80%	67%	86%	53%
Allowance for loans to non-performing Assets
and accruing loans past due 90 days or more	89%	110%	82%	73%	63%	82%	49%
Non-performing assets to total assets	0.67%	0.56%	0.95%	0.96%	1.11%	0.95%	1.23%
Non-performing assets to accruing loans
past due 90 days or more to total assets	0.76%	0.65%	1.00%	1.05%	1.19%	1.00%	1.33%

SELECT BANCORP, INC.
Reconciliation of GAAP to Non-GAAP Measures
($ in thousands, except per share data, unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	December 31, 2020	December 31, 2019
Net interest margin:
Net Interest Margin-tax equivalent (1)	$16,076	$16,014	$16,075	$13,141	$11,883	$52,588	$47,037
Purchased loan accretion and early payoff charges	(538)	(379)	(506)	(455)	(620)	(1,581)	(904)
Net Interest Margin(2) (Non-GAAP)	$15,538	$15,635	$15,569	$12,686	$11,263	$51,007	$46,133

Loans receivable interest income:
Loans receivable interest income	$16,700	$17,035	$17,913	$15,415	$14,097	$61,025	$54,645
Purchased loan accretion and early payoff charges	(538)	(379)	(506)	(455)	(620)	(1,581)	(904)
Loans receivable interest income (Non-GAAP)	$16,162	$16,656	$17,407	$14,960	$13,477	$59,444	$53,741

Acquired and non-acquired loans:
Acquired loans recievable	$143,946	$163,428	$180,152	$199,794	$213,466	$180,152	$129,595
Non-acquired loans receivable	1,188,474	1,178,888	1,124,232	1,083,663	1,036,533	1,124,232	900,380
Total gross loans receivable	$1,332,420	$1,342,316	$1,304,384	$1,283,457	$1,249,999	$1,304,384	$1,029,975
% Acquired	10.8%	12.2%	13.8%	15.6%	17.1%	13.8%	12.6%

Non-acquired loans	$1,188,474	$1,178,888	$1,124,232	$1,083,663	$1,036,533	$1,124,232	$900,380
Allowance for loan losses	12,658	13,187	14,108	13,561	12,054	14,108	8,324
Allowance for loan losses to non-acquired loans (Non-GAAP)	1.07%	1.12%	1.25%	1.25%	1.16%	1.25%	0.92%

Total gross loan receivable	$1,332,420	$1,342,316	$1,304,384	$1,283,457	$1,249,999	$1,304,384	$1,029,975
Allowance for loan losses	12,658	13,187	14,108	13,561	12,054	14,108	8,324
Allowance for loan losses to total gross loans receivable	0.95%	0.98%	1.08%	1.06%	0.96%	1.08%	0.81%

	For Periods Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	December 31, 2020	December 31, 2019
Tangible common equity
Total shareholders' equity	$221,483	$212,489	$215,368	$213,367	$211,538	$215,368	$212,775
Adjustment:
Goodwill	42,907	42,907	42,907	41,914	41,914	42,907	24,579
Core deposit intangibles	1,222	1,363	1,513	1,677	1,856	1,513	1,610
Tangible common equity	$177,354	$168,219	$170,948	$169,776	$167,768	$170,948	$186,586
Common shares outstanding(3)	17,229,504	17,227,104	17,507,103	17,786,552	17,862,554	17,507,103	18,330,058
Book value per common share(4)	$12.85	$12.33	$12.30	$12.00	$11.84	$12.30	$11.61
Tangible book value per common share(5)	$10.29	$9.76	$9.76	$9.55	$9.39	$9.76	$10.18

(1) Net interest margin-tax equivalent reflects tax-exempt income on a tax-equivalent basis.

(2) Net interest margin-core and yield on loans - core excludes the impact of purchase accounting accretion, loan payoff charges and related deferred fees recognized related to early loan repayments.

(3) Excludes the dilutive effect of common stock issuable upon exercise of stock options.

(4) We calculate book value per common share as shareholders' equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(5) We calculate the tangible book value per common share as total shareholders' equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.

Select Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	For the Quarter Ended					For the Year Ended

	June 30,	March 31,	December 31,	September 30,	June 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2020	2020	2020	2019	2018
Summary of Operations:
Total interest income	$17,718	$17,980	$18,705	$15,825	$14,500	$63,208	$58,446	$56,835
Total interest expense	1,699	2,049	2,681	2,714	2,646	10,759	11,556	9,450
Net interest income	16,019	15,931	16,024	13,111	11,854	52,449	46,890	47,385
Provision for (recovery of) loan losses	(459)	(777)	400	1,638	1,933	6,244	438	(156)
Net interest income after provision	16,478	16,708	15,624	11,473	9,921	46,205	46,452	47,541
Noninterest income	1,895	1,682	1,541	1,724	1,411	6,120	5,419	4,701
Merger/acquisition related expenses	-	-	-	7	709	755	406	1,826
Noninterest expense	11,021	10,196	12,131	10,060	9,793	41,192	34,734	32,724
Income before income taxes	7,352	8,194	5,034	3,130	830	10,378	16,731	17,692
Provision for income taxes	1,741	1,854	1,113	673	149	2,215	3,696	3,910
Net Income	$5,611	$6,340	$3,921	$2,457	$681	$8,163	$13,035	$13,782

Share and Per Share Data:
Earnings per share - basic	$0.33	$0.36	$0.22	$0.14	$0.04	$0.46	$0.69	$0.87
Earnings per share - diluted	$0.32	$0.36	$0.22	$0.14	$0.04	$0.45	$0.68	$0.87
Book value per share	$12.85	$12.33	$12.30	$12.00	$11.84	$12.30	$11.61	$10.85
Tangible book value per share(1)	$10.29	$9.76	$9.76	$9.55	$9.39	$9.76	$10.18	$9.47
Ending shares outstanding	17,229,504	17,227,104	17,507,103	17,786,552	17,862,554	17,507,103	18,330,058	19,311,505
Weighted average shares outstanding:
Basic	17,227,689	17,386,715	17,637,540	17,847,913	18,013,863	17,937,596	19,016,808	15,812,585
Diluted	17,227,578	17,415,680	17,661,922	17,866,822	18,030,136	17,961,258	19,063,237	15,877,633

Selected Performance Ratios:
Return on average assets(2)	1.21%	1.46%	0.87%	0.58%	0.18%	0.52%	1.03%	1.12%
Return on average equity(2)	10.35%	11.90%	7.26%	4.56%	1.28%	3.81%	6.08%	8.51%
Net interest margin	3.85%	4.02%	4.10%	3.73%	3.45%	3.79%	4.04%	4.19%
Efficiency ratio (3)	61.52%	57.89%	69.06%	67.82%	73.83%	70.32%	66.40%	62.83%

Period End Balance Sheet Data:
Gross loans	$1,332,420	$1,342,316	$1,304,384	$1,283,457	$1,249,999	$1,304,384	$1,029,975	$986,040
Total interest-earning assets	1,724,758	1,613,526	1,529,322	1,429,614	1,222,416	1,529,322	1,167,857	1,119,344
Goodwill	42,907	42,907	42,907	41,914	41,914	42,907	24,579	24,579
Core deposit intangible	1,222	1,363	1,513	1,677	1,856	1,513	1,610	2,085
Total assets	1,874,810	1,832,329	1,730,045	1,771,946	1,618,960	1,730,045	1,275,076	1,258,525
Deposits	1,620,652	1,582,637	1,485,817	1,472,780	1,338,753	1,485,817	992,838	980,427
Short-term debt	-	-	-	20,000	20,000	-	-	7,000
Long-term debt	12,372	12,372	12,372	37,372	37,372	12,372	57,372	57,372
Shareholders' equity	221,483	212,489	215,368	213,367	211,538	215,368	212,775	209,611

Selected Average Balances:
Gross Loans	$1,335,800	$1,322,031	$1,288,138	$1,255,027	$1,193,985	$1,189,894	$1,004,051	$987,634
Total interest-earning assets	1,675,768	1,613,963	1,561,104	1,403,106	1,321,172	1,386,187	1,164,149	1,119,344
Core Deposit Intangible	1,529	1,423	1,572	1,743	1,529	1,588	1,812	2,547
Total Assets	1,859,769	1,761,938	1,784,289	1,683,174	1,520,278	1,561,865	1,268,728	1,228,576
Deposits	1,557,448	1,516,612	1,499,162	1,399,840	1,237,343	1,278,068	981,132	989,838
Short-term debt	-	-	17,609	20,000	20,000	17,596	3,414	21,393
Long-term debt	12,372	12,372	34,383	37,438	37,438	38,440	57,372	49,357
Shareholders' equity	217,396	216,007	214,861	214,277	213,796	214,360	214,324	161,953

Asset Quality Ratios:
Nonperforming loans (4)	$10,846	$8,312	$14,296	$13,739	$14,399	$14,296	$12,148	$11,635
Other real estate owned	1,675	1,968	2,172	3,237	3,561	2,172	3,533	1,088
Allowance for loan losses	12,658	13,187	14,108	13,561	12,054	14,108	8,324	8,669
Nonperforming loans (4) to period-end loans	0.62%	0.62%	1.10%	1.07%	1.15%	1.10%	1.18%	1.18%
Allowance for loan losses to period-end loans	0.95%	0.98%	1.08%	1.06%	0.96%	1.08%	0.81%	0.88%
Delinquency ratio (5)	0.23%	0.26%	0.46%	0.17%	0.22%	0.46%	0.34%	0.19%
Net loan charge-offs (recoveries) to average loans (2)	0.02%	0.04%	-0.05%	0.04%	0.16%	0.04%	0.08%	0.00%

(1)    Tangible book value per share (a non GAAP measure) is equal to total shareholders’ equity less goodwill and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period. Please refer to the table above for a reconciliation of this non-GAAP measure.

(2)    Annualized.

(3)    Efficiency ratio is calculated as a non-interest expenses divided by the sum of net interest income and non-interest income.

(4)    Nonperforming loans consist of non-accrural loans and accruing TDR loans.

(5)    Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.